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| FORM 3 |
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OMB Number: 3525-0287
Expires:    September 30, 1998
Estimated average burden
hours per response. . . 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
           Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

   Rhein                            Alan                           A.
   -----------------------------------------------------------------------------
   (Last)                           (First)                             (Middle)
   c/o Lockwood Financial Services
   405 Park Avenue South
   -----------------------------------------------------------------------------
                                    (Street)

   New York                          New York                       10022
   -----------------------------------------------------------------------------
   (City)                           (State)                                (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)
     08/18/1999

3. IRS or Social Security Number of Reporting Person (Voluntary)


4. Issuer Name and Ticker or Trading Symbol

   Tremont Advisers, Inc. - TMAVB

5. Relationship of Reporting Person to Issuer (Check all applicable)

   [X] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)



6. If Amendment, Date of Original Month/Day/Year)

7. Individual or Joint/Group
   Filing (Check Applicable Line)

   __X_  Form filed by One Reporting Person
   ____ Form filed by More than One Reporting Person

             TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                    OR BENEFICIALLY OWNED

1. Title of                       2. Amount of Securities     3. Ownership Form:       4. Nature of Indirect
   Security (Instr. 4)            Benefically Owned           Direct (D) or            Beneficial
                                  (Inst. 4)                   Indirect (I)             Ownership (Instr. 5)
                               --------------------------     (Instr. 5)
                                                          --------------------------    ----------------

Class B Common Stock                24,875                      D                                    - -

Class B Common Stock                   125                      I                         Owned by spouse

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                         TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative  2. Date Exercisable and     3. Title and Amount of      4. Conversion or   5. Ownership Form  6. Nature of
   Security (Instr. 4)     Expiration Date             Securities Underlying       Exercise Price     of Derivative      Indirect
                           (Month/Day/Year)            Derivative Security         of Derivative      Security:          Beneficial
                        --------------------------     (Instr. 4)                  Security           Direct (D) or      Ownership
                                                    --------------------------                        Indirect (I)       (Instr. 5)
                                                                       Amount or                        (Instr. 5)
                               Date       Expiration                   Number of
                           Exercisable       Date           Title        Shares
------------------------  --------------  ----------     ------------  ---------  -----------------  -----------------  -----------

Options                   6/12/99         6/12/02    Class B Common Stock   15,625   $3.00              D                   - -



Explanation of Responses:




/s/ Alan A. Rhein                                  08/19/1999
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           Signature of Reporting Person                      Date
           Alan A. Rhein


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information in this form are not required to respond unless the form displays a currently valid OMB Number.